Exhibit 10.1

AMENDED AND RESTATED LEASE AGREEMENT

Dated as of March 22, 2013

between

BTMU CAPITAL LEASING & FINANCE, INC.,

as Lessor

and

LENNOX INTERNATIONAL INC.

as Lessee

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

APPENDICES AND EXHIBITS	[Not included]
Schedule 1	Basic Rent Schedule
Schedule 2	Wire Information
APPENDIX A	Definitions and Interpretation
EXHIBIT A	Description of Land

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THIS AMENDED AND RESTATED LEASE AGREEMENT (as from time to time amended or supplemented, this “Lease”), dated as of March 22, 2013, is between BTMU CAPITAL LEASING & FINANCE, INC., a Delaware corporation (together with its successors and permitted assigns hereunder, “Lessor”), as Lessor, and LENNOX INTERNATIONAL INC., a Delaware corporation (together with its successors and permitted assigns hereunder, “Lessee”), as Lessee.

PRELIMINARY STATEMENT

A. Original Lessor and Original Lessee entered into the Original Lease, which Original Lease is scheduled to expire on the Original Scheduled Termination Date.

B. Lessee and Lessor wish to extend the term of the Original Lease for up to six (6) years beyond the Original Scheduled Termination Date and otherwise modify the Original Lease Agreement. Lessee and Lessor desire to amend and restate the Original Lease Agreement in accordance herewith.

In consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee hereby agree to amend and restate the Original Lease in its entirety as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, each capitalized term or phrase used herein and not otherwise defined herein shall have the meaning assigned thereto in Appendix A attached hereto for all purposes hereof and the rules of interpretation set forth in Appendix A shall apply to this Lease.

ARTICLE II

LEASE OF LEASED PROPERTY

Section 2.1. Lease. Lessor hereby leases to Lessee for the Basic Lease Term Lessor’s interest in the Land and the Improvements (collectively, together with the rights set forth below, the “Leased Property”), and Lessee hereby leases from Lessor for the Basic Lease Term Lessor’s interest in the Leased Property. The Leased Property includes all right, title and interest of Lessor, now owned or hereafter acquired, in and to: (1) the Land, including all interests in the Land acquired by Lessor from the Seller; (2) any and all Improvements; (3) all easements and other rights appurtenant to the Land or to the Improvements; and (4) (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land, and (C) any strips and gores between the Land and abutting land. To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by Lessor, Lessor also hereby grants and assigns to Lessee for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of Lessor: (a) any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are located on the Land and all renewals or replacements of or substitutions for any of the foregoing; (b) the benefits, if any, conferred upon the owner of the Land or the Improvements by the Existing Space Leases or other Permitted Liens, subject to which Seller conveyed the Land and Improvements to Lessor, and (c) any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Land or Improvements. However, the leasehold estate conveyed by this Lease and Lessee’s rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease, to the matters listed in Schedule B to the Title Policy (including the Existing Space Leases) and all other Permitted Liens, and to any other claims or encumbrances not constituting Lessor Liens.

Without limiting the foregoing, it is understood that so long as Lessee continues to be entitled to possession of the Leased Property pursuant to this Lease, Lessee’s possession will extend to and include not only the Improvements, but also the Land (subject only to Lessor’s limited right of entry on and subject to the terms and conditions set forth in this Lease), and, so long as no Lease Event of Default has occurred and is continuing, Lessee will be entitled to any benefits conferred upon the owner of the Leased Property by the Existing Space Leases, including the right to receive and retain rents as they become due under Existing Space Leases and to otherwise enforce the Existing Space Leases during the Basic Lease Term.

In furtherance thereof, Lessor hereby assigns and conveys to Lessee all of its right, title and interests in the Existing Space Leases and Lessee hereby accepts such right, title and interests and hereby assumes any and all obligations of the lessor/owner pursuant to the Existing Space Leases, the parties hereto agreeing that Lessor shall not have any obligations under any Existing Space Lease. Such enforcement may include, at the election of Lessee but subject to the terms and conditions set forth in the Memorandum of Lease, the right to terminate any Existing Space Lease in the event of a default by the tenant thereunder. Accordingly, it is the intent of the parties that Lessor will not assume or retain responsibility for the condition of the Land or the Improvements or for any obligations undertaken by the lessor/owner pursuant to the Existing Space Leases.

To the extent that the transaction represented by this Lease is treated as a true lease or operating lease and not as a secured financing transaction, as more particularly described in Section 2.4(a) of the Participation Agreement, then Lessor shall be deemed to have appointed Lessee as its agent to perform all of the obligations of the lessor/owner pursuant to the Existing Space Leases and to exercise all of the rights and benefits of the lessor/owner pursuant to the Existing Space Leases, Lessee shall be deemed to have accepted such appointment and agreed to perform all such obligations and exercise such rights and benefits and, in consideration of the foregoing, so long as no Lease Event of Default has occurred and is continuing, Lessor shall allow Lessee to retain all rents and other amounts and proceeds collected from time to time by Lessee from the tenants under the Existing Space Leases as a fee for services rendered by Lessee hereunder.

Lessee hereby covenants that (a) it shall not extend or renew the terms of any of the Existing Space Leases beyond the Termination Date and (b) any future tenancies with any of the tenants under the Existing Space Leases shall be documented as subleases to this Lease in accordance with Article IX hereof.

Section 2.2. Term. The term of this Lease (the “Basic Lease Term”) shall commence on the Closing Date and shall end on the first to occur of (a) March 1, 2019 (such date, the “Scheduled Termination Date”) and (b) the date upon which this Lease is terminated pursuant to its terms, and if such date is not a Business Day, the next succeeding Business Day unless the result will be that such date would be in the next succeeding calendar month, in which case such date shall be the next preceding Business Day (the first to occur of (a) and (b), the “Termination Date”). The term of this Lease may be extended pursuant to the terms and conditions set forth in Section 14.8.

Section 2.3. Basic Rent. Lessee shall pay rent, in installments, payable in arrears, on each Payment Date during the Basic Lease Term and on the Termination Date, in the amount set forth on Schedule 1 attached hereto (as adjusted from time to time as set forth below, “Basic Rent”). The Basic Rent payable by Lessee hereunder is subject to adjustment on each Calculation Date in the event that there is a change in the Lessee’s Leverage Ratio that results in a change in the applicable Pricing Level, all as set forth more particularly in Section 2.3 of the Participation Agreement.

Section 2.4. Supplemental Rent. (a) Lessee shall pay to Lessor or to the Person entitled thereto as expressly provided herein or in any other Operative Document any and all Supplemental Rent as and when the same shall become due and payable and in the event of any failure on the part of Lessee to pay any Supplemental Rent, Lessor shall have all rights, powers and remedies provided for herein or by law or in equity or otherwise in the case of nonpayment of Basic Rent. All Supplemental Rent to be paid pursuant to this Section 2.4 shall be payable in the type of funds and in the manner set forth in Section 2.5.

(b) Lessee shall pay to Lessor, as Supplemental Rent, among other things, on demand, to the extent permitted by Applicable Laws, interest at the applicable Overdue Rate on any installment of Basic Rent not paid when due for the period for which the same shall be overdue and on any payment of Supplemental Rent payable to Lessor or any Indemnitee not paid when due or demanded by Lessor or any Indemnitee for the period from the due date or the date of any such demand, as the case may be, until the same shall be paid.

(c) Unless expressly provided otherwise in this Lease, if Lessee fails to pay and discharge any Supplemental Rent as and when due, Lessee shall also promptly pay and discharge any fine, penalty, interest or cost which may be assessed or added under any agreement with a third party for nonpayment or late payment of such Supplemental Rent, all of which shall also constitute Supplemental Rent. The expiration or other termination of Lessee’s obligations to pay Basic Rent under this Lease shall not limit or modify the obligations of Lessee with respect to Supplemental Rent.

Section 2.5. Method of Payment. Except as otherwise provided in this Lease, each payment of Rent payable to Lessor shall be paid by wire transfer by Lessee prior to 2:00 p.m., New York City time to the accounts identified below in immediately available funds on the scheduled date when such payment shall be due, unless such scheduled date is not a Business Day, in which case such payment shall be made on the next succeeding Business Day unless the result of such extension would be to carry into another calendar month, in which case such payment shall be made on the immediately preceding Business Day. Payments received after

2:00 p.m., New York City time on the date due shall, (i) for purposes of Article 12, be deemed received on such day, and (ii) for purposes of Section 2.4, shall be deemed received on the next succeeding Business Day and subject to interest at the Overdue Rate. Unless Lessee is notified in writing otherwise by Lessor, Lessee shall pay Basic Rent to the account of Lessor set forth on Schedule 2 attached hereto.

ARTICLE III

NET LEASE; TAXES

Section 3.1. Net Lease; No Setoff, Etc. This Lease is a net lease and, notwithstanding any other provision of this Lease, Lessee’s obligation to pay Rent is absolute and unconditional. Lessee shall pay all Rent without counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction. Lessee’s obligations hereunder shall not be released, discharged or otherwise affected by: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with any Applicable Law, including any inability to occupy or use the Leased Property by reason of such non-compliance; (b) any damage to, removal, abandonment, salvage, loss, contamination of or Release from, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof including eviction; (d) any defect in title to or rights to the Leased Property or any Lien on such title or rights or on the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by Lessor; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee, Lessor or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee, Lessor or any other Person, or by any court, in any such proceeding; (g) any claim that Lessee has or might have against any Person, including without limitation, Lessor, any vendor, manufacturer, contractor of or for any of the Improvements or any part thereof; (h) any failure on the part of Lessor to perform or comply with any of the terms of this Lease or any other Operative Document or of any other agreement; (i) any invalidity or unenforceability or illegality or disaffirmance of this Lease against or by Lessee or any provision hereof or any of the other Operative Documents or any provision of any thereof whether or not related to the Transaction; (j) the impossibility or illegality of performance by Lessee, Lessor or both; (k) any action by any court, administrative agency or other Governmental Authority; (l) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, and regardless of whether Lessee shall have notice or knowledge of any of the foregoing. The parties intend that Lessee’s obligations under this Lease shall be covenants and agreements that are separate and independent from any obligations of Lessor under this Lease or under any other Operative Documents and the obligations shall continue unaffected unless such obligations shall have been modified or terminated in accordance with an express provision of this Lease. LESSEE HEREBY WAIVES ALL RIGHT TO TERMINATE OR SURRENDER THIS LEASE (EXCEPT AS EXPRESSLY PROVIDED IN THIS LEASE) OR TO AVAIL ITSELF OF ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION, SETOFF, COUNTERCLAIM OR DEFENSE WITH RESPECT TO ANY RENT. LESSEE SHALL REMAIN OBLIGATED UNDER THIS LEASE IN ACCORDANCE WITH ITS TERMS AND LESSEE HEREBY WAIVES ANY AND ALL

RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE TO MODIFY OR TO AVOID STRICT COMPLIANCE WITH ITS OBLIGATIONS UNDER THIS LEASE. Lessee assumes sole responsibility for the condition, use, operation, maintenance, and management of the Leased Property and Lessor shall have no responsibility in respect thereof and shall have no liability for damage to the property of either Lessee or any subtenant of Lessee on any account or for any reason whatsoever, other than solely by reason of Lessor’s willful misconduct or gross negligence.

Notwithstanding the foregoing Lessee does not waive any right or remedy that it may have if Lessor breaches its obligation to convey the Leased Property to Lessee free and clear of Lessor Liens in accordance with and subject to any conditions precedent set forth in this Lease.

Section 3.2. Impositions. (a) During the Basic Lease Term, Lessee agrees to pay when due without penalty or interest all Impositions imposed upon or levied against the Leased Property. Any tax relating to a fiscal period of any taxing authority falling partially within and partially outside the Basic Lease Term, shall be apportioned and adjusted between Lessor and Lessee. Lessee covenants to furnish Lessor, upon Lessor’s request, within forty-five (45) days after the last date when any Imposition must be paid by Lessee, official receipts of the appropriate taxing, authority or other proof satisfactory to Lessor, evidencing the payment thereof.

(b) With the prior written consent of Lessor, made in its sole discretion, Lessee may defer payment of an Imposition so long as (i) the validity or the amount thereof is contested by Lessee with diligence and in good faith, (ii) the commencement and continuation of such proceedings shall suspend the collection thereof from, and suspend the enforcement thereof against, Lessor and the Leased Property, (iii) no part of the Leased Property nor any Basic Rent or Supplemental Rent shall be in danger of being sold, forfeited, attached or lost, (iv) there shall not exist because of such contest (x) any interference with the use and occupancy of the Leased Property or any part thereof, or (y) any interference with the payment of Basic Rent or Supplemental Rent (other than the portion subject to the contest), (v) Lessee shall promptly prosecute such contest to a final settlement or conclusion, or if Lessee deems it advisable to abandon such contest, Lessee shall promptly pay or perform the obligation which was the subject of such contest, and (vi) at no time during the permitted contest shall there be a risk of the imposition of criminal liability on Lessor or any Indemnitee for failure to comply therewith.

Section 3.3. Costs and Expenses. Lessee shall pay all costs, expenses, fees and charges incurred in connection with the ownership, use or occupancy of the Leased Property during the Basic Lease Term. Lessee agrees to pay or cause to be paid as and when the same are due and payable all charges for gas, water, sewer, electricity, lights, heat, power, telephone or other communication service and all other utility services used, rendered or supplied to, upon or in connection with the Leased Property. Lessee shall be entitled to receive any credits or refunds with respect to any utility charge paid by Lessee in the amount of any credit or refund received by Lessor on account of any utility charges paid by Lessee, net of the actual cost and expenses, if any, reasonably incurred by Lessor in obtaining such credit or refund. It is the intention of Lessee and Lessor that, to the extent permitted by law and except as specifically provided for in this Lease, Lessor shall not be obligated to pay any expenses in any way related to the Leased Property or to its use and occupancy.

ARTICLE IV

WAIVERS

Lessee acknowledges that Lessor holds legal title to the Leased Property and that Lessee is leasing the Leased Property “AS IS” without representation, warranty or covenants (express or implied) by Lessor and subject to (a) the rights of any parties in possession thereof, (b) the state of the title thereto existing at the time Lessor acquired its interest in the Leased Property, (c) any state of facts which an accurate survey or physical inspection might show (including the ALTA/ACSM Land Title Survey As-Built One Lake Park, dated November 10, 2005 by Ferguson-Deere, Inc.), (d) all Applicable Law, and (e) any violations of Applicable Law which may exist upon or subsequent to the commencement of the Basic Lease Term. LESSEE ACKNOWLEDGES THAT, ALTHOUGH LESSOR MAY OWN AND HOLD TITLE TO THE LEASED PROPERTY, LESSOR IS NOT RESPONSIBLE FOR THE DESIGN, DEVELOPMENT, BUDGETING AND CONSTRUCTION OF THE IMPROVEMENTS OR ANY ALTERATIONS. LESSOR HAS NOT MADE NOR SHALL LESSOR BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND LESSOR SHALL NOT BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER, AS TO THE VALUE, MERCHANTABILITY, TITLE, HABITABILITY, CONDITION, DESIGN, OPERATION, OR FITNESS FOR USE OF THE LEASED PROPERTY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY (OR ANY PART THEREOF), ALL SUCH WARRANTIES BEING HEREBY DISCLAIMED. LESSOR SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR THE FAILURE OF THE LEASED PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY APPLICABLE LAW, except that Lessor hereby represents and warrants that the Leased Property is and shall be free of Lessor Liens. As between Lessor and Lessee, Lessee has been afforded full opportunity to inspect the Leased Property, is satisfied with the results of its inspections of the Leased Property and is entering into this Lease solely on the basis of the results of its own inspections and all risks incident to the matters discussed in this Article IV, as between Lessor and Lessee, are to be borne by Lessee. The provisions of this Article IV have been negotiated, and, except to the extent otherwise expressly stated, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Lessor, express or implied, with respect to the Leased Property, that may arise pursuant to any law now or hereafter in effect, or otherwise.

ARTICLE V

LIENS; EASEMENTS; PARTIAL CONVEYANCES

Section 5.1. Liens. Except for Permitted Liens, Lessee shall not directly or indirectly create, incur or assume, or permit to exist, any Lien on or with respect to the Leased Property, the title thereto, or any interest therein, including any Liens which arise out of or by reason of (i) the possession, use, occupancy, construction, repair or rebuilding of the Leased Property, (ii) labor or materials furnished or claimed to have been furnished to Lessee, or any of its contractors or agents, (iii) the financing of any personality or equipment purchased or leased by Lessee from third parties and not financed by Lessor and (iv) Alterations constructed by Lessee. Lessee, at its own expense, will promptly pay, satisfy and otherwise take such actions as may be necessary to keep the Leased Property free and clear of, and to discharge, eliminate or bond in a manner reasonably satisfactory to Lessor, any such Lien (other than Permitted Liens) if the same shall arise at any time. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, mechanic, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair, restoration or demolition of or to the Leased Property or any part thereof. NOTICE IS HEREBY GIVEN THAT LESSOR IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING THE LEASED PROPERTY OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR IN AND TO THE LEASED PROPERTY.

Section 5.2. Easements; Partial Conveyances. Notwithstanding Section 5.1, at the request of Lessee, Lessor shall, from time to time during the Basic Lease Term and upon reasonable advance written notice from Lessee, and receipt of the materials specified in the next succeeding sentence, consent to and join in any (i) grant of easements, licenses, rights of way and other rights in the nature of easements, including, without limitation, utility easements which in each case facilitate Lessee’s use, development and construction of the Leased Property, (ii) release or termination of easements, licenses, rights of way or other rights in the nature of easements which release and terminations are for the benefit of the Land or the Improvements or any portion thereof, (iii) dedication or transfer of portions of the Land, not improved with a building, for road, highway or other public purposes, provided the same are for the benefit of the Land or Improvements, (iv) execution of agreements for ingress and egress and amendments to any covenants and restrictions affecting the Land or Improvements or any portion thereof and (v) request to any Governmental Authority for platting or subdivision or replatting or resubdivision approval with respect to the Land or any portion thereof or any parcel of land of which the Land or any portion thereof forms a part or a request for any variance from zoning or other governmental requirements, provided that:

(a) any such action shall be at the sole cost and expense of Lessee and Lessee shall pay all out-of-pocket costs of Lessor in connection therewith (including, without limitation, the reasonable fees of attorneys, architects, engineers, planners, appraisers and other professionals reasonably retained by Lessor in connection with any such action);

(b) Lessee shall have delivered to Lessor a certificate of a Responsible Officer of Lessee stating that

(1) such action will not cause the Leased Property, the Land or the Improvements or any portion thereof to fail to comply in any respect with the provisions of the Lease or any other Operative Documents, or in any respect with Applicable Law; and

(2) such action will not materially reduce the Fair Market Value, utility or useful life of the Leased Property, the Land or the Improvements or Lessor’s interest therein;

(c) in the case of any release or conveyance, if Lessor so reasonably requests, Lessee will cause to be issued and delivered to Lessor by the Title Insurance Company endorsements to the Title Policies (to the extent available) pursuant to which the Title Insurance Company agrees that its liability for the payment of any loss or damage under the terms and provisions of the Title Policies will not be affected by reason of the fact that a portion of the real property referred to in Schedule A of the Title Policies has been released or conveyed by Lessor; and

(d) there shall be no abatement of Rent as a result thereof.

ARTICLE VI

MAINTENANCE AND REPAIR;

ALTERATIONS, MODIFICATIONS AND ADDITIONS

Section 6.1. Maintenance and Repair; Compliance With Law. Lessee, at its own expense, shall at all times (a) maintain the Leased Property in good repair and condition (subject to ordinary wear and tear), in accordance with prudent industry standards for first class office space and, in any event, in no less a manner as other similar office facilities owned or leased by Lessee or its Affiliates, and (b) make all repairs, replacements and renewals of the Leased Property or any part thereof which may be required to keep the Leased Property in the condition required by the preceding clause (a) and as may be required by Applicable Law and Insurance Requirements, Lessee shall perform the foregoing maintenance obligations regardless of whether the Leased Property is occupied or unoccupied. Lessee waives any right that it may now have or hereafter acquire to (i) require Lessor to maintain, repair, replace, alter, remove or rebuild all or any part of the Leased Property or (ii) make repairs at the expense of Lessor pursuant to any Applicable Law or other agreements or otherwise. LESSOR SHALL NOT BE LIABLE TO LESSEE OR TO ANY CONTRACTORS, SUBCONTRACTORS, LABORERS, MATERIALMEN, SUPPLIERS OR VENDORS FOR SERVICES PERFORMED OR MATERIAL PROVIDED ON OR IN CONNECTION WITH THE LEASED PROPERTY OR ANY PART THEREOF. Lessor shall not be required to maintain, alter, repair, rebuild or replace the Leased Property in any way.

Section 6.2. Alterations. During the Basic Lease Term, Lessee, at Lessee’s own cost and expense, shall make all alterations, renovations, improvements, fixtures, modifications and additions to the Leased Property or any part thereof (collectively, “Alterations”) that are (i) necessary to repair or maintain the Leased Property in the condition required by Section 6.1 and Article VII; (ii) necessary in order for the Leased Property to be in compliance with Applicable Laws and Insurance Requirements in all material respects; and (iii) necessary or advisable to restore the Leased Property to its condition existing prior to a Casualty or Condemnation to the extent required or permitted pursuant to Article 10 (collectively, the “Required Alterations”). So long as no Lease Event of Default exists, Lessee, at its sole discretion and at its cost and expense, may make other Alterations to the Leased Property so long as such Alterations comply with Applicable Laws in all material respects and with the following requirements (collectively, the “Permitted Alterations”):

(a) no Alteration may materially impair the Fair Market Value, utility, or useful life of the Leased Property from that which existed immediately prior to such Alteration;

(b) each Alteration shall be made in a good and workmanlike manner;

(c) Lessee shall comply with all Applicable Laws (including all Environmental Laws) and Insurance Requirements applicable to each Alteration;

(d) Lessee shall pay all costs and expenses and shall discharge (or cause to be insured or bonded over) any Liens arising with respect to each Alteration within 45 days after the same shall be filed (or otherwise become effective);

(e) Lessee may not make any Alterations that would be in violation, in any material respect, of the terms of any restriction, easement, condition, covenant or other similar matter affecting title to or binding on the Leased Property unless Lessee has obtained, to the extent required from time to time, all material permits, consents and authorizations relating to such Alterations from the applicable Governmental Authorities or third Persons (Lessor, at Lessee’s expense, shall join in the application for any such permit or authorization and execute and deliver any document in connection therewith, whenever such joinder is necessary or advisable); and

(f) all Alterations shall be located exclusively on the Land unless Lessee (or Lessor) has obtained access rights reasonably satisfactory to Lessor.

Section 6.3. Title to Alterations. All Alterations shall be subject to this Lease and title to all Alterations shall immediately vest in Lessor; provided that Alterations are not subject to this Lease if (a) such Alterations are not Required Alterations, (b) such Alterations were not paid for with insurance proceeds, and (c) such Alterations are readily removable without impairing the Fair Market Value, utility, or remaining useful life of the Leased Property.

ARTICLE VII

USE

Section 7.1. Possession and Use of the Leased Property. The Leased Property shall be used as a corporate office complex in a manner consistent with the standards applicable to properties of a similar nature in the geographic area in which the Leased Property is located and in any event not less than the standards applied by Lessee for other comparable properties owned or leased by Lessee or its Affiliates. Lessee may not use the Leased Property or any part thereof for any purpose or in any manner that would materially adversely affect the Fair Market Value, utility, remaining useful life, or residual value of the Leased Property, ordinary wear and tear excepted, or that would violate or conflict with Applicable Law or Insurance Requirements. Lessee shall not commit or permit any waste of the Leased Property or any part thereof.

Section 7.2. Risk of Loss. Lessee assumes the risk of loss of, or a decrease in the enjoyment and beneficial use of, the Leased Property as a result of the damage or destruction by fire, the elements, casualties, thefts, riots, wars or otherwise, and Lessor does not assume, and shall have no liability in respect of, such risk.

Section 7.3. Compliance with Requirements of Law and Insurance Requirements. Subject to the terms of this Lease relating to permitted contests, Lessee, at its sole cost and expense, shall (a) comply in all material respects with all Applicable Laws (including all Environmental Laws) and Insurance Requirements relating to the Leased Property, including the use, construction, operation, maintenance, repair and restoration thereof whether or not compliance therewith shall require structural or extraordinary changes in the Leased Property or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply with all material licenses, permits, orders, approvals, consents and other authorizations required for the construction, use, maintenance, repair, restoration and operation of the Leased Property, in each case, except for any such failure to maintain or procure or comply with any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII

INSURANCE

Section 8.1. Maintenance of Insurance. Lessee shall maintain insurance as set forth below:

(a) Commercial Liability Insurance. Lessee shall procure and carry or cause to be procured and carried, at Lessee’s sole cost and expense, commercial general liability insurance (including contractual liability, cross liability, legal liability, and premises operations) for damages arising during the Basic Lease Term from the acts or omissions of Lessee while located on, in possession of, or controlling or acting or failing to act with respect to the Land or any of the Leased Property. The terms and amounts of such liability insurance shall be consistent with normal industry practice, but in any event not less than the scope and amount of coverage as are ordinarily procured by Lessee with respect to properties similar to the Leased Property; provided, however, that such coverage shall be in an amount of at least $25,000,000 per occurrence limit and aggregate limit, as applicable. In the event that Lessee does not maintain an occurrence basis policy for the foregoing risks, Lessee shall provide thirty (30) days’ prior written notice thereof to the insured thereon and shall maintain such insurance on a claims made basis and Lessee shall maintain insurance for a period of three (3) years following the expiration of the Basic Lease Term. The insurance coverage required pursuant to this clause (a) may be provided through a combination of primary, umbrella and excess liability policies.

(b) All-Risk Property Insurance. During the Basic Lease Term, Lessee shall maintain, at its sole cost and expense, as a part of its blanket policies or otherwise, an all-risk property policy or policies with respect to the Improvements insuring the lessor’s interest in the Improvements including resulting damage from collapse, coverage for fire, flood, wind damage and earthquakes and coverage against damage or loss caused by machinery accidents and operational and performance testing and start-up and terrorism (if such coverage may be obtained at commercially reasonable rates), with extended coverage in an amount not less than the full replacement cost of the Improvements, including any costs that may be required to cause the Improvements to be restored in accordance with then current Applicable Laws. Such coverage shall provide coverage for insuring the buildings, non-temporary structures, machinery, equipment, facilities, fixtures, supplies and other property constituting part of the Leased Property, including but not limited to boiler and machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, ventilation and air conditioning equipment, and elevator and escalator equipment.

(c) Builders’ Risk Insurance. During any construction of any significant Alteration, if required in order to prevent a loss of property insurance coverage for the Improvements, Lessee shall arrange to obtain and keep in force builder’s risk insurance with respect to the construction of the Alteration in an amount equal to the greater of the replacement value of such Alterations or Improvements, as applicable, and the aggregate cost for the construction or remodeling of same, including costs that may be required to cause the Leased Property to be reconstructed to then current Applicable Laws.

Section 8.2. Insurance Coverage. The insurance required to be maintained by Lessee under Section 8.1 may be subject to such deductible amounts or periods, as applicable as is consistent with Lessee’s practice for other properties similar to the Leased Property owned or leased by Lessee, and may be carried under blanket policies maintained by or on behalf of Lessee so long as such policies otherwise comply with the provisions of this Section 8. All insurance required to be carried pursuant to the requirements of this Article VIII shall be written by reputable insurance companies, authorized to do business in the jurisdiction in which the Leased Property is located, that are financially sound and solvent and otherwise reasonably appropriate considering the amount and type of insurance being provided by such companies. Any insurance company selected by Lessee which is rated in Best’s Insurance Guide or any successor thereto (or if there be none, an organization having a similar national reputation) shall have a general policyholder rating of “A-” or better and a financial rating of at least “VII” or stronger or, if not rated in Best’s Insurance Guide, an S&P rating of “A-” or better on its claims paying ability, or be otherwise reasonably acceptable to Lessor.

Section 8.3. Endorsements. All insurance required to be carried or arranged for by Lessee pursuant to the requirements of Section 8.1 shall provide in the policy or by special endorsement that:

(a) in the case of insurance required by Section 8.1(a), Lessor is included as an additional insured as its interest may appear;

(b) in the case of insurance required by Section 8.1(b) and 8.1(c) Lessor is named as the sole loss payee with respect to the real property improvements only and such insurance shall include a standard form mortgagee endorsement in favor of Lessor and replacement cost endorsements;

(c) the insurer thereunder waives all rights of subrogation against Lessor and any affiliates and waives any right of set-off and counterclaim and any other right to deduction whether by attachment or otherwise;

(d) such insurance shall be primary, shall include coverage for costs of defense of claims, and shall apply to any loss or claim before any contribution of any other insurance carried by or on behalf of Lessor;

(e) if the insurers cancel such insurance for any reason whatsoever (other than failure to pay premiums), thirty (30) days’ advance written notice shall be provided to Lessor by such insurer or Lessee’s insurance broker (Lessee hereby agreeing to provide thirty (30) days’ advance written notice to Lessor of any adverse changes or modifications to the terms or conditions of such insurance); and

(f) with respect to all liability insurance, in as much as the policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, and such insurance shall be endorsed to provide a severability of interest or cross liability clause.

Section 8.4. Adjustment of Losses. Claims under insurance policies required to be carried under Section 8.1(a) shall be adjusted with the insurance companies by Lessee, at Lessee’s sole cost and expense. Notwithstanding the foregoing, Lessor may participate in any such proceeding, action, negotiation, prosecution or adjustment at Lessor’s sole cost and expense, unless (x) Lessor has been named in such claim or demand, in which case participation shall be at Lessee’s sole cost and expense or (y) Lessor would be entitled to be indemnified as a result of such claim in which case Lessor’s participation in proceedings, actions, negotiations, prosecutions or adjustments relating thereto and costs incurred thereby shall be subject to Section 7 of the Participation Agreement. Losses, if any, under any policies required to be carried under Section 8.1(b) or 8.1(c) shall be adjusted with the insurance companies, including the filing of appropriate proceedings.

Section 8.5. Application of Insurance Proceeds. All proceeds of insurance shall be applied in accordance with Sections 10.1(c) or 10.4.

Section 8.6. Additional Insurance. Any additional insurance obtained by Lessee, Lessor shall provide that it shall not limit the insurance described in Section 8.1, or increase the amount of any premium payable with respect to any such insurance. The proceeds of any additional insurance will be for the account of the party maintaining such additional insurance.

Section 8.7. Delivery of Insurance Certificates. On or before the Closing Date, Lessee shall deliver to Lessor certificates of insurance reasonably satisfactory to Lessor evidencing the existence of all insurance required to be maintained hereunder and setting out the respective coverages, limits of liability, carrier, policy number and period of coverage. Thereafter, throughout the Basic Lease Term, at the time each of Lessee’s insurance policies is renewed (but in no event less frequently than once each year) or upon written request by Lessor following a Lease Event of Default, Lessee shall deliver to Lessor certificates of insurance evidencing that all insurance required by Section 8.1 to be maintained by Lessee is in effect.

ARTICLE IX

ASSIGNMENT AND SUBLEASING

Lessee may not assign this Lease except that Lessee may assign this Lease to a Person that is wholly owned, directly or indirectly, by Lessee if (i) no Lease Event of Default shall have occurred or be continuing, and (ii) Lessee shall cause such assignee to execute and deliver such instruments as may be reasonably requested by Lessor to evidence such assignment and such assignee’s agreement to be bound by the terms of the Lease and the other Operative Documents, provided that Lessee may not assign this Lease to any Offshore Affiliate or any Offshore Person under any circumstances. Lessee may sublease all or any portion of the Leased Property, provided that (a) no Lease Event of Default shall have occurred or be continuing; (b) Lessee shall remain primarily liable for all obligations hereunder and under the other Operative Documents and all obligations of Lessee shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no sublease had been made; (c) such sublease shall be expressly subject and subordinate to this Lease; (d) each such sublease shall terminate by its terms on or before the Scheduled Termination Date; (e) Lessee shall cause any such sublessee to execute and deliver such instruments as may be reasonably requested by Lessor to evidence such sublease arrangement; and (f) the terms of each such sublease shall be negotiated in good faith by Lessee on an arm’s length basis.

This Lease shall not be mortgaged or pledged by Lessee, nor shall Lessee mortgage or pledge any interest in the Leased Property or any portion thereof, other than as contemplated by this Lease. Any such mortgage or pledge shall be void.

ARTICLE X

CASUALTY; CONDEMNATION; ENVIRONMENTAL LOSS

Section 10.1. Casualty or Condemnation.

(a) If a Casualty or Condemnation occurs, or Lessee receives notice of a Condemnation, Lessee shall give prompt written notice thereof to Lessor. In no event shall a Casualty or Condemnation affect Lessee’s obligations to pay Rent, to perform its obligations under this Lease or the other Operative Documents, or to pay any amounts due on the Scheduled Termination Date or otherwise pursuant to this Lease.

(b) If a Significant Casualty or a Significant Condemnation occurs and Lessee elects to terminate this Lease under Section 10.4, then the procedures of Section 10.4 shall apply.

(c) If (i) a Casualty or Condemnation occurs, other than a Significant Casualty or Significant Condemnation, or (ii) a Significant Casualty or a Significant Condemnation occurs and Lessee does not elect to terminate this Lease in accordance with Section 10.4, then

(A) as soon as practicable after such occurrence, Lessee shall repair, restore, or modify the Leased Property (or cause the Leased Property to be repaired, restored, or modified) to the condition required to be maintained under this Lease so that the Fair Market Value and functional capability of such property is restored and is in all material respects at least equivalent to the Fair Market Value and functional capability of such item as in effect immediately prior to such occurrence;

(B) any insurance proceeds relating to such Casualty shall be paid to Lessee for the repair, restoration, or modification of the Leased Property affected by such Casualty, in accordance with clause (A) above, with any excess of such award or compensation being paid to Lessee so long as no Lease Default or Lease Event of Default shall have occurred and be continuing (and otherwise shall be applied in accordance with Section 18.2(d)), provided that if any Lease Event of Default exists at the time the insurance proceeds are payable, such insurance proceeds shall be paid directly to Lessor

(or if previously received by Lessee, shall be held in trust for Lessor) and shall at the option of Lessor be (1) paid to Lessee for the repair, restoration, or modification of the Leased Property or (2) applied to the Lease Balance; and

(C) if the Leased Property has been damaged as result of such Condemnation, any award or compensation relating to such Condemnation shall be paid to Lessee only to the extent necessary to repair, restore, or modify the damage caused by such Condemnation in accordance with clause (A) above, with any excess of such award or compensation being paid to Lessee so long as no Lease Default or Lease Event of Default shall have occurred and be continuing (and otherwise shall be applied in accordance with Section 18.2(d)), provided that if any Lease Event of Default exists at the time such award or compensation is payable, such award or compensation shall be paid directly to Lessor (or if previously received by Lessee, shall be held in trust for Lessor) and shall, at the option of Lessor, be (1) applied to repair, restore, or modify the damage caused by such Condemnation in accordance with clause (A) above, or (2) applied to the Lease Balance in accordance with Section 18.2(d).

(d) If a Casualty or Condemnation occurs during the Basic Lease Term and it is determined by the independent architect for such project (notice of which such architect shall promptly provide to Lessor) that the applicable award, compensation or insurance proceeds are not sufficient to repair, restore, or modify the Leased Property in accordance with Section 10.1(c), Lessee shall pay the shortfall prior to any further payment to Lessee of such award or proceeds.

(e) If the Leased Property is not repaired, restored, or modified within the Permitted Modification Period, as defined below, then, on the earlier of (i) the first Payment Date following the expiration of such period, and (ii) the Termination Date, Lessee shall pay to Lessor on such date an amount equal to the Lease Balance, plus, without duplication, all unpaid accrued Rent and all other amounts then payable by Lessee under this Lease. Upon receipt of such payment, Lessor shall apply such payment in accordance with Section 18.2(b)(i)(B) and comply with Section 14.5. As used in this Section 10.1, “Permitted Modification Period” means 120 days after the date of the Casualty or Condemnation necessitating the repair, restoration, or modification of the Leased Property and, in the case of Section 10.1(c)(ii), 180 days after the date of the Significant Casualty or the Significant Condemnation.

(f) Upon completion of such repair, restoration, or modification pursuant to Section 10.1(c), Lessee shall furnish to Lessor a Responsible Officer’s Certificate confirming that such restoration has been so completed.

Section 10.2. Environmental Matters. At Lessee’s sole cost and expense, Lessee shall in a reasonably prompt and diligent manner undertake any response, clean up, remedial or other action necessary to remove, clean up or remediate any Environmental Violation to the extent required by Applicable Laws with respect to the Leased Property (a “Remediation”).

Section 10.3. Notice of Environmental Matters. Lessee shall promptly provide to Lessor written notice of any pending or threatened claim, action or proceeding involving any Environmental Violation or any Release on, at, under or from the Leased Property, which violation or Release could, in Lessee’s reasonable judgment, require costs for Remediation in excess of $5,000,000, or which could result in the imposition of criminal penalties upon Lessor (any such violation, claim, action, proceeding or Release, a “Material Environmental Violation”). All such notices shall describe the nature of the Material Environmental Violation, including any claims, actions or proceedings in respect thereof, and Lessee’s proposed response thereto. In addition, Lessee shall provide to Lessor, within ten (10) Business Days of receipt, copies of all significant written communications with any Governmental Authority relating to any such Material Environmental Violation. Lessee shall also promptly provide such detailed reports of any such Material Environmental Violations as may reasonably be requested by Lessor. Upon completion of the Remediation of such Material Environmental Violation by Lessee, Lessee shall cause to be prepared by an environmental consultant reasonably acceptable to Lessor a report describing the Material Environmental Violation and the actions taken by Lessee (or its agents) in response to such Material Environmental Violation, and a statement by the consultant that the Material Environmental Violation has been remediated in compliance in all material respects with applicable Environmental Law. The Remediation of each such Material Environmental Violation shall be completed prior to the Scheduled Termination Date unless the Leased Property has been purchased by Lessee in accordance with Section 10.4 or Section 17.22. Nothing in this Article 10 shall reduce or limit Lessee’s obligations elsewhere in this Lease.

Section 10.4. Termination of the Lease. If a Significant Casualty, Significant Condemnation or Significant Environmental Event occurs during the Basic Lease Term, Lessee may elect to terminate this Lease by giving Lessor written notice (a “Termination Notice”) no later than sixty (60) days after Lessee’s written notice to Lessor of the occurrence of such event. Following Lessor’s receipt of the Termination Notice, Lessee shall purchase Lessor’s interest in all, but not less than all, of the Leased Property on or before the next occurring Payment Date (but in no event earlier than thirty (30) days after the date Lessor receives the applicable Termination Notice) by paying to Lessor in cash in immediately available funds an amount equal to the Purchase Amount. Notwithstanding delivery of the Termination Notice, Lessee shall not be relieved of its obligation to remediate until payment of the Purchase Amount pursuant to the following sentence. Upon payment of the Purchase Amount: (i) Lessor shall apply such sums in accordance with Section 18.2(b)(i)(B), (ii) Lessor and Lessee shall comply with the provisions of Section 14.5; and (iii) Lessor shall convey to Lessee any net proceeds (after deducting all costs and expenses incurred by Lessor, incident to collecting any such proceeds of a Significant Casualty, Significant Condemnation or Significant Environmental Event, including, without limitation, reasonable fees and expenses for counsel) that it receives with respect to the event giving rise to the termination of this Lease or, at the request of Lessee, to the extent actually received and if acceptable to Lessor in its sole judgment, Lessor shall apply such amounts against sums due under this Lease.

Section 10.5. Verification of Restoration and Rebuilding. In the event of a Casualty or Condemnation, to verify Lessee’s compliance with its obligations in Section 10.1(c), Lessor and its authorized representative may, (A) upon five (5) Business Days’ notice to Lessee, make inspections of the Leased Property with respect to (i) the extent of the Casualty or Condemnation and (ii) the restoration and rebuilding of the Improvements and (B) receive periodic updates at no cost from Lessee’s independent architect contracted in connection with such restoration and rebuilding. All reasonable out-of-pocket costs of such inspections incurred by Lessor will be paid by Lessee promptly after written request. No such inspection shall unreasonably interfere with

Lessee’s operations or the operations of any other occupant of the Leased Property. None of the inspecting parties shall have any duty to make any such inspection or inquiry and none of the inspecting parties shall incur any liability or obligation by reason of making or not making any such inspection or inquiry.

Section 10.6. Prosecution of Awards.

(a) Unless a Lease Event of Default shall have occurred and be continuing, Lessee shall control the negotiations with the relevant Governmental Authority with respect to any Condemnation, provided that during the continuance of any Lease Event of Default, (1) Lessor shall control such negotiations; and (2) Lessee hereby irrevocably assigns, transfers and sets over to Lessor all rights of Lessee to any Award made during the continuance of a Lease Event of Default and, if there will not be separate Awards to Lessor and Lessee on account of such Condemnation, irrevocably authorizes and empowers Lessor during the continuance of a Lease Event of Default, with full power of substitution, in the name of Lessee or otherwise (but without limiting the obligations of Lessee under this Article X), to file and prosecute what would otherwise be Lessee’s claim for any such Award and to collect, receipt for and retain the same; provided, however, that in any event Lessor may participate in such negotiations, and no settlement will be made without the prior consent of Lessor not to be unreasonably withheld.

(b) Notwithstanding the foregoing, Lessee may prosecute, and Lessor shall have no interest in, any claim with respect to Lessee’s personal property and equipment not financed by Lessor and Lessee’s relocation expenses.

Section 10.7. Application of Certain Payments Not Relating to an Event of Taking. In case of a requisition for temporary use of all or a portion of the Leased Property which is not a Significant Condemnation, this Lease shall remain in full force and effect, without any abatement or reduction of Basic Rent, and the Awards for the Leased Property shall, unless an Event of Default has occurred and is continuing, be paid to Lessee.

Section 10.8. Other Dispositions. Notwithstanding the foregoing provisions of this Article X, so long as a Lease Event of Default shall have occurred and be continuing, any amount that would otherwise be payable to or for the account of, or that would otherwise be retained by, Lessee pursuant to this Article X shall be paid to Lessor as security for the obligations of Lessee under this Lease and, at such time thereafter as no Lease Event of Default shall be continuing, such amount shall be paid promptly to Lessee to the extent not previously applied by Lessor in accordance with the terms of this Lease or the other Operative Documents.

Section 10.9. No Rent Abatement. Rent shall not abate hereunder by reason of any Casualty, Condemnation, Significant Casualty or Significant Condemnation, and Lessee shall continue to perform and fulfill all of Lessee’s obligations, covenants and agreements hereunder notwithstanding such Casualty, Condemnation, Significant Casualty or Significant Condemnation until the Termination Date.

ARTICLE XI

INTEREST CONVEYED TO LESSEE

Lessor and Lessee intend that this Lease be treated, for financial accounting purposes, as an operating lease. For all other purposes, Lessee and Lessor intend that the transaction represented by this Lease be treated as a secured financing transaction; as more particularly described in Section 2.4(a) of the Participation Agreement. Accordingly, for purposes of applicable state law, this Lease and the Memorandum of Lease will be treated as a mortgage, deed of trust and security agreement, encumbering the Leased Property and the other property described therein, between Lessee, as grantor, and Lessor, as mortgagee or beneficiary and secured party, or any successor thereto, creating a first and paramount Lien on the Leased Property, and when any Lease Event of Default has occurred and is continuing, Lessor shall have all of the rights, powers and remedies of a mortgagee or deed of trust beneficiary available under Applicable Law to take possession of and sell (whether by foreclosure or otherwise) the Leased Property. The effective date of such mortgage or deed of trust shall be the effective date of this Lease. The recording of this Lease (or a memorandum thereof) shall be deemed to be the recording of such mortgage and deed of trust. The obligations secured by such mortgage or deed of trust shall include all Basic Rent and Supplemental Rent hereunder and all other obligations of and amounts due from Lessee hereunder and under the other Operative Documents.

ARTICLE XII

EVENTS OF DEFAULT

The following events shall constitute Lease Events of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Lessee shall fail to make any payment of Basic Rent when due and such failure shall continue for more than three (3) Business Days;

(b) Lessee shall fail to make any payment of Supplemental Rent (other than Supplemental Rent referred to in clause (c) below), and such failure shall continue for more than ten (10) days after Lessor notifies Lessee thereof;

(c) Lessee shall fail to pay the Purchase Amount when due pursuant to Section 10.4, 14.1 or 17.22 or shall fail to pay Lessee Obligation when required pursuant to Article XIV;

(d) Lessee shall fail to maintain insurance as required by Article VIII hereof;

(e) the occurrence of any breach of the provisions of Section 5.1(n) of the Participation Agreement;

(f) Lessee or any Subsidiary of Lessee (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; provided, however, that, except with respect to Lessee, this clause (f) shall not apply to any Subsidiary of Lessee the book value of whose total assets (determined in accordance with GAAP) is less than $25,000,000;

(g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Lessee, Lessee or any of Lessee’s Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding–up or liquidation of Lessee or any of Lessee’s Subsidiaries, or any such petition shall be filed against Lessee or any of Lessee’s Subsidiaries and such petition shall not be dismissed within 60 days; provided, however, that, except with respect to Lessee, this clause (g) shall not apply to any Subsidiary of Lessee the book value of whose total assets (determined in accordance with GAAP) is less than $25,000,000;

(h) any representation or warranty by Lessee in any Operative Document or in any certificate or document delivered by either of them to Lessor pursuant to any Operative Document shall have been incorrect in any material respect when made;

(i) Lessee shall fail in any respect to timely perform or observe any covenant, condition or agreement (other than the covenants, conditions and agreements referenced in the other clauses of this Article XII) to be performed or observed by it hereunder or under any other Operative Document and such failure shall continue for a period of thirty (30) days after the earlier of (i) written notice thereof from Lessor and (ii) knowledge of such breach by an officer of Lessee provided, however, that the period within which such failure may be cured by Lessee will be extended for a further period (not to exceed an additional ninety (90) days) as is necessary for the curing thereof with diligence, if (but only if) (x) such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, (y) Lessee promptly commences to cure such failure and thereafter continuously prosecutes the curing thereof with reasonable diligence and (z) the extension of the period for cure will not, in any event, cause the period for cure to extend to or beyond the Termination Date;

(j) a final judgment or judgments for the payment of money aggregating in excess of $75,000,000 (to the extent not covered by independent, third–party insurance as to which the insurer does not dispute coverage) are rendered against one or more of Lessee and its Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

(k) Lessee or any Subsidiary: (i) is in default (as principal or as guarantor or other surety) in the payment of any principal of, or premium or make–whole amount or interest on, or other amount in respect of, any Material Indebtedness which payments are required by the terms of the underlying related documents to be made or (ii) is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness or of any mortgage, indenture, or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Material Indebtedness: (A) has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or (B) the holder or holders of any such Indebtedness or any trustee or agent acting on its or their behalf is permitted to declare such Indebtedness due and payable before its stated maturity or before its regularly scheduled dates of payment or to terminate any commitment relating thereto;

(l) a Change in Control of Lessee, as such term is defined in the Lennox Revolver, shall have occurred.

ARTICLE XIII

ENFORCEMENT

Section 13.1. Remedies. If a Lease Event of Default shall occur, Lessor may declare this Lease to be in default, and in the event of the occurrence of a Lease Event of Default specified in Sections 12 (f) or (g) this Lease shall automatically and without declaration or other action by Lessor or any other Person be in default, and in any such event, subject to Section 13.3, Lessee will immediately pay to Lessor the Purchase Amount, upon which payment Lessor will be obligated to convey its interest in the Leased Property to Lessee. Payment of the Purchase Amount shall not affect Lessee’s obligations in respect of Supplemental Rent, which shall survive. Lessor also may exercise at any time one or more of the following remedies as Lessor in its sole discretion shall determine, without limiting any other right or remedy hereunder:

(a) Lessor may, by notice to Lessee, rescind or terminate this Lease as of the date specified in such notice; however, (A) no reletting, reentry or taking of possession of the Leased Property by Lessor will be construed as an election on Lessor’s part to terminate this Lease unless a written notice of such intention is given to Lessee, (B) notwithstanding any reletting, reentry or taking of possession, Lessor may at any time thereafter elect to terminate this Lease for a continuing Lease Event of Default, and (C) no act or thing done by Lessor or any of its agents, representatives or employees and no agreement accepting a surrender of the Leased Property shall be valid unless the same be made in writing and executed by Lessor;

(b) Lessor may (i) demand that Lessee, and Lessee shall upon the written demand of Lessor, return the Leased Property promptly to Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Articles VI and XIV hereof as if the Leased Property were being returned at the end of the Basic Lease Term, and Lessor shall not be liable for the reimbursement of Lessee for any costs and expenses incurred by Lessee in connection therewith and (ii) without prejudice to any other remedy which Lessor may have for possession of the Leased Property, and to the extent and in the manner permitted by Applicable Law, enter upon the Leased Property and take immediate possession of (to the exclusion of Lessee) the Leased Property or any part thereof and expel or remove Lessee and any other person who may be occupying the Leased Property, by summary proceedings or otherwise, all without liability to Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to Lessor’s other damages, Lessee shall be responsible for the reasonable costs and expenses of reletting, including brokers’ fees and the reasonable costs of any alterations or repairs made by Lessor;

(c) Lessor may (i) sell all or any part of the Leased Property at public or private sale, as Lessor may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or any proceeds with respect thereto (except to the extent required by clause (ii) below if Lessor shall elect to exercise its rights thereunder) in which event Lessee’s obligation to pay Basic Rent hereunder for periods commencing after the date of such sale shall be terminated or proportionately reduced, as the case may be; and (ii) if Lessor shall so elect, demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor’s actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount) (in lieu of Basic Rent due for periods commencing on or after the Payment Date coinciding with such date of sale (or, if the sale date is not a Payment Date, the Payment Date next preceding the date of such sale)), an amount equal to (a) the excess, if any, of (1) the sum of (A) all Rent and other sums payable including Breakage Costs, if any, due and unpaid to and including such Payment Date and (B) the Lease Balance, computed as of such date, over (2) the net proceeds of such sale (that is, after deducting all costs and expenses incurred by Lessor incident to such conveyance (including, without limitation, all costs, expenses, fees, premiums and taxes described in Section 14.5)); plus (b) interest at the Overdue Rate on the foregoing amount from such Payment Date until the date of payment;

(d) Lessor may, at its option, not terminate this Lease, and continue to collect all Basic Rent, Supplemental Rent, and all other amounts due Lessor (together with all costs of collection) and enforce Lessee’s obligations under this Lease as and when the same become due, or are to be performed, and at the option of Lessor, upon any abandonment of the Leased Property by Lessee or re-entry of same by Lessor, Lessor may, in its sole and absolute discretion, elect not to terminate this Lease with respect thereto and may make such reasonable alterations and necessary repairs in order to relet the Leased Property, and relet the Leased Property or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Lessor in its reasonable discretion may deem advisable; and upon each such reletting all rentals actually received by Lessor from such reletting shall be applied to Lessee’s obligations hereunder in such order, proportion and priority as Lessor may elect in Lessor’s sole and absolute discretion; it being agreed that under no circumstances shall Lessee benefit from its default from any increase in market rents. If such rentals received from such reletting during any Rent Period are less than the Rent to be paid during that Rent Period by Lessee hereunder, Lessee shall pay any deficiency, as calculated by Lessor, to Lessor on the Payment Date for such Rent Period;

(e) At the option of Lessor exercised at any time and whether or not Lessor has re-entered or taken possession of the Leased Property, Lessor forthwith shall be entitled to recover from Lessee as liquidated damages, in addition to any other proper claims but in lieu of and not in addition to any amount which would thereafter have become payable under the preceding clauses (c) or (d), the Lease Balance for the date on which Lessor demands such payment, together with any accrued and unpaid Basic Rent, Supplemental Rent and other sums payable as of the date of such demand, by Lessee under this Lease and the other Operative

Documents, plus the Breakage Costs, if any, and, so long as Lessor has received payment in full of the foregoing amounts (without any limitation thereon by reason of Section 13.3 hereof), then Lessor shall transfer and convey to Lessee the Leased Property in accordance with the provisions of Section 14.5;

(f) Lessor may exercise any other right or remedy that may be available to it under the Memorandum of Lease or under Applicable Law, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof. Separate suits may be brought to collect any such damages for any Rent Period(s), and such suits shall not in any manner prejudice Lessor’s right to collect any such damages for any subsequent Rent Period(s), or Lessor may defer any such suit until after the expiration of the Basic Lease Term, in which event such suit shall be deemed not to have accrued until the expiration of the Basic Lease Term; or

(g) Lessor may retain and apply against Lessor’s damages all sums which Lessor would, absent such Lease Event of Default, be required to pay to, or turn over to, Lessee pursuant to the terms of this Lease.

Section 13.2. Lessee’s Purchase Option. Notwithstanding anything herein or in the Operative Documents to the contrary Lessee shall have the right to cure a Lease Event of Default by purchasing the Leased Property by paying the Purchase Amount due on the date of purchase on or before the earliest of (i) ten (10) Business Days after the declaration of the Lease Event of Default, (ii) the sale of the Leased Property pursuant to a foreclosure of the Leased Property by Lessor under the Memorandum of Lease, and (iii) delivery to Lessor of a deed in lieu of foreclosure. Payment of the Purchase Amount shall not affect Lessee’s obligations in respect of Supplemental Rent, which shall survive.

Section 13.3. Liquidated Damages.

(a) In the event that a Lease Event of Default is declared (or deemed declared) solely and exclusively on the basis of a Limiting Event, a claim or demand by Lessor for payment by Lessee of the Purchase Amount or Lease Balance under the first paragraph of Section 13.1, and in such event no sale or transfer under such Sections shall be required under Section 13.1(c)(ii)(a) or Section 13.1(e) hereof shall be limited to an amount equal to Lessee Obligation. The foregoing limitation shall not limit or affect any other rights of Lessor as Lessor shall have all rights and remedies available under the Operative Documents or available at law, equity or otherwise including, without limitation, the right to demand the payment of Supplemental Rent and the right to require surrender and return or sale to a third party of the Leased Property all as set forth herein. In the event that Lessor requires the surrender and return or sale to a third party of the Leased Property, Lessee covenants to peaceably dispossess itself thereof in satisfaction of the Limiting Lessee Risk Conditions and other terms and conditions set forth in Section 14.7 hereof. Lessee nonetheless acknowledges and agrees that even though the maximum aggregate recovery from it is limited as aforesaid, Lessor’s right of recovery from the Leased Property (as opposed to any recovery from Lessee) is not so limited and Lessor shall retain title to the Leased Property and Lessor and each other Indemnitee, as applicable, shall be entitled to recover one hundred percent (100%) of the amounts due or to become due to such Person in accordance with the Operative Documents from its interest in the Leased Property.

(b) “Limiting Event” means a Lease Event of Default arising (i) under Sections 12(e) or 12(k)(ii) hereof with respect to which the default or condition relating to the Material Indebtedness which gives rise to the Lease Event of Default hereunder consists solely of a default, the existence of which depends upon the determination that matters, individually or in the aggregate, have resulted in a Material Adverse Effect, or (ii) pursuant to clause (i) of Section 12(f) solely by reason of Lessee’s failure generally to pay its debts as they become due or (iii) pursuant to clause 12(l) solely by reason of an unsolicited tender offer for a controlling interest in Lessee, which tender offer results in acquisition of such controlling interest by a third party which did not receive the approval of the board of directors of Lessee. Notwithstanding the foregoing, Lessee agrees and acknowledges that if together with or following the declaration of a Lease Event of Default that is a Limiting Event, a separate Lease Event of Default shall occur hereunder, the limitation on damages contained in this Section 13.3 shall be void and of no further effect without the need of any other actions of the parties.

Section 13.4. Remedies Cumulative; No Waiver; Consents. To the extent permitted by, and subject to the mandatory requirements of, Applicable Law, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Lessee or to be an acquiescence therein. Lessor’s consent to any request made by Lessee shall not be deemed to constitute or preclude the necessity for obtaining Lessor’s consent, in the future, to all similar requests. No express or implied waiver by Lessor of any Lease Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Lease Default or Lease Event of Default. To the extent permitted by Applicable Law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, lease or otherwise use the Leased Property or part thereof in mitigation of Lessor’s damages upon the occurrence of a Lease Event of Default or that may otherwise limit or modify any of Lessor’s rights or remedies under this Article XIII.

ARTICLE XIV

SALE, RETURN OR PURCHASE OF LEASED PROPERTY; RENEWAL

Section 14.1. Purchase Option. (a) If no Lease Default or Lease Event of Default hereunder shall have occurred and be continuing, Lessee shall have the option (the “Purchase Option”), after irrevocable written notice to Lessor as hereinafter provided, to purchase the Leased Property on or prior to but not later than the Scheduled Termination Date for an amount equal to the Purchase Amount as of such date. If Lessee intends to exercise its purchase option granted hereunder, it shall give an irrevocable written notice (the “Termination Notice”) to Lessor of its intention to purchase the Leased Property, at least 150 days prior to the Scheduled Termination Date; provided, however, that Lessee shall be deemed to have elected the Purchase Option at the end of the Basic Lease Term if, at least 150 days prior to the Scheduled

Termination Date, Lessee shall not have notified Lessor stating its intention to either remarket or return the Leased Property pursuant to Section 14.2 and if the Lease shall not be renewed in accordance with Section 14.8. If Lessee gives a Termination Notice to Lessor, or is deemed to have given a Termination Notice, the same shall constitute a binding obligation of Lessee to purchase the Leased Property and to pay to Lessor the Purchase Amount on or prior to but not later than the Scheduled Termination Date. Any such purchase of the Leased Property by Lessee pursuant to this Section 14.1 shall be consummated in accordance with the terms of Section 14.5 hereof.

(b) Any Termination Notice given by Lessee as provided by Lessee in the preceding subsection shall (i) refer specifically to this Section 14.1, (ii) state that Lessee shall purchase the Leased Property in accordance with the provisions of Section 14.5 hereof by paying to Lessor the Purchase Amount due on the date set forth in clause (iii), and (iii) specify the date for such purchase, which shall be a Payment Date no earlier than 30 days prior nor later than the Scheduled Termination Date.

(c) If Lessee has elected to purchase the Leased Property in accordance with paragraph (a), on the date of purchase, Lessee must pay in cash or immediately available federal funds, as the purchase price therefor, an amount equal to the Purchase Amount. Upon payment of the Purchase Amount, this Lease shall terminate and the Leased Property shall be conveyed to Lessee pursuant to Section 14.5 hereof and in accordance with the terms and conditions thereof. If Lessee fails to purchase the Leased Property on the designated purchase date in accordance with the terms hereof, such failure shall immediately constitute a Lease Event of Default hereunder. Time is of the essence with regard to Lessee’s obligations under this Section 14.1.

(d) Any conveyance made to consummate a sale of the Leased Property to Lessee pursuant to this Section 14.1 will cut off and terminate all interests in the Leased Property claimed by, through or under Lessor, including Lessor Liens (including any interests conveyed by Lessor to third parties, even if conveyed in the ordinary course of Lessor’s business, and including any judgment liens established against the Leased Property because of a judgment rendered against Lessor), but not personal obligations of Lessee under this Lease or any of the other Operative Documents (including, without limitation, obligations of Lessee arising under the indemnities in the Participation Agreement, which indemnities will survive any such sale).

(e) If (contrary to the intent of the parties as expressed in Section 2.4 of the Participation Agreement) it is determined that Lessee is not, under applicable state law as applied to the Operative Documents, the equitable owner of the Leased Property and the borrower from Lessor in a financing arrangement, but rather is a tenant under the Lease with an option to purchase from Lessor as provided in this Section 14.1 or in Section 17.22 (as the case may be, the “Payoff Option”), then the parties intend that the Payoff Option be secured by a lien and security interest against the Leased Property. Accordingly, Lessor does hereby grant to Lessee a lien and security interest against the Leased Property, including all rights, title and interests of Lessor from time to time in and to the Land and Improvements, for the sole purpose of securing (1) Lessor’s obligation to convey the Leased Property to Lessee if Lessee exercises the Payoff Option and tenders payment of the Purchase Amount to Lessor as provided herein, and (2) Lessee’s right to recover any damages from Lessor caused by a breach of such obligation, including any such breach caused by a rejection or termination of the Payoff Option in any bankruptcy or insolvency proceeding instituted by or against Lessor, as debtor. Lessee may enforce such lien and security interest judicially after any such breach by Lessor, but not otherwise. The foregoing grant shall terminate without further action upon the termination, expiration of the Payoff Option.

Section 14.2. Sale of Leased Property to Third Party; Return Option.

(a) Remarketing Obligations. If, 150 days or more prior to the Scheduled Termination Date, Lessee notifies Lessor in writing of Lessee’s election not to exercise the Purchase Option as set forth in Section 14.1 and not to renew the Basic Lease Term pursuant to Section 14.8 hereof, but instead to remarket the Leased Property (the “Remarketing Option”) then Lessor shall have the right, and Lessee shall have the obligation, as agent for Lessor, during the period commencing on the giving of such notice and ending on the last day of the Basic Lease Term (the “Remarketing Period”), to use its best efforts to obtain bona fide cash bids to purchase the Leased Property from prospective purchasers that are financially capable of purchasing the Leased Property for cash in accordance with the terms of Section 14.5 of this Lease. Upon the request of Lessor and at Lessee’s sole cost and expense, Lessee shall provide Lessor with a written report describing in reasonable detail Lessee’s efforts during the Remarketing Period to obtain bona fide bids for the purchase of the Leased Property, including, without limitation, a list of all brokers retained and Persons approached for the purpose of soliciting bids to purchase the Leased Property. Each of Lessor and Lessee shall notify the other promptly of all bids received prior to the Scheduled Termination Date by Lessor or Lessee, as the case may be, and such notice shall certify the amount of the bid and state the name and address of the bidder.

(b) Sale of Leased Property to Third Party Buyer. If Lessee has elected the Remarketing Option, then not later than the Scheduled Termination Date, Lessor agrees to sell the Leased Property to the cash bidder submitting the highest bid during the Remarketing Period, in accordance with the terms of Section 14.5 of this Lease, with such changes as are necessary to reflect that the sale was to a third party and not Lessee, provided, however, that (x) any such sale to a third party shall be consummated, and the sales price for the Leased Property shall be tendered to Lessor in immediately available funds, on or before the Scheduled Termination Date; and (y) if the Net Proceeds of the proposed sale of the Leased Property are less than the Lessor Residual Risk Amount as of the date of the proposed sale, then Lessor shall not be obligated to sell the Leased Property and shall have the option to require that Lessee return possession of the Leased Property to Lessor in accordance with Section 14.7. After any such sale with respect to the Leased Property, the provisions of Section 14.4(a) shall apply.

(c) Return Option. If, 150 days or more prior to the Scheduled Termination Date, Lessee notifies Lessor in writing of Lessee’s election not to exercise the Purchase Option as set forth in Section 14.1 and not to renew the Basic Lease Term pursuant to Section 14.8 hereof, but instead to return the Leased Property (the “Return Option”), then upon the expiration or earlier termination of the Basic Lease Term, Lessee shall surrender and return the Leased Property in accordance with Section 14.7. The period commencing on the giving of such notice and ending on the last day of the Basic Lease Term shall be referred to herein as the “Return Period”.

Section 14.3. Signs; Showing. If Lessee has not given timely notice pursuant to Section 14.1 of its intention to purchase the Leased Property on the Scheduled Termination Date, during the Remarketing Period or the Return Period, whichever is applicable, Lessor may, subject to all Applicable Laws, restrictive covenants, rules and regulations and without unreasonably interfering with Lessee’s business operations, (a) place signs in, on and around the Leased Property advertising that the same will be available for rent or purchase, and (b) upon not less than 48 hours prior notice to Lessee, show the Leased Property to prospective lessees or purchasers at such reasonable times during normal business hours as Lessor may elect. During the Remarketing Period or the Return Period, whichever is applicable, Lessee will be responsible for making the Leased Property available for inspection by prospective purchasers and shall promptly, upon notice, permit inspections of the Leased Property and any maintenance records relating to the Leased Property by Lessor or any potential purchasers, during normal business hours or otherwise upon reasonable request. If Lessee has elected the Remarketing Option, then Lessee shall be responsible for hiring one or more brokers, whose services shall be compensated on a commission basis, and shall otherwise do all things necessary to sell and deliver possession of the Leased Property to any purchaser and all such marketing fees, commissions, costs and expenses of the Leased Property shall be included among the deductions set forth in clause (ii) of the definition of Net Proceeds.

Section 14.4. End of Term Adjustment.

(a) Third Party Sale of Leased Property. This Section 14.4(a) shall apply only if a sale of the Leased Property to a third party has been consummated on or before the Scheduled Termination Date. If the Net Proceeds (as hereinafter defined) received in connection with a sale of the Leased Property are less than the Lease Balance as of such date, then Lessee shall, on such date prior to the consummation of such sale, pay to Lessor, as an adjustment to the Basic Rent payable under this Lease, by wire transfer of immediately available federal funds, an amount equal to such deficiency (a “Deficiency”) as an adjustment to the Rent payable under this Lease, plus the other Basic Rent, if any, due and payable on such date, plus any Supplemental Rent then due and owing to Lessor hereunder; provided, however, that if all of the Limited Lessee Risk Conditions (as hereinafter defined) have been satisfied, the amount of the Deficiency payable by Lessee shall not exceed the then applicable Lessee Obligation; otherwise, if any Limited Lessee Risk Condition is not satisfied, Lessee shall make the payments specified under Section 14.4(b)(ii) hereof. If the Net Proceeds of such a sale exceed the applicable Lease Balance and Lessee shall have paid to Lessor all Rent owing by Lessee herewith, then concurrently with such sale Lessor shall pay to Lessee by wire transfer of immediately available funds an amount equal to such excess, as an adjustment to the Basic Rent payable under this Lease; provided, however, that Lessor shall have the right to offset against such adjustment payable by Lessor any amounts then due and payable from Lessee to Lessor or any Indemnified Party hereunder.

(b) Lessee Obligation. If a sale of the Leased Property to a third party has not been consummated on or prior to the Scheduled Termination Date for any reason, then on the Scheduled Termination Date, Lessee shall pay to Lessor, by wire transfer of immediately available funds to Lessor, as an adjustment to the Rent payable under this Lease for the Leased Property (the “End of Term Adjustment”), an amount equal to (i) if all of the Limited Lessee Risk Conditions have been satisfied as of such Scheduled Termination Date, Lessee Obligation and (ii) if one or more of the Limited Lessee Risk Conditions have not been satisfied as of such Scheduled Termination Date, the Lease Balance, plus, in either case, the Basic Rent due and payable on the Scheduled Termination Date, plus all Supplemental Rent then due and owing for the Leased Property, and Lessee shall promptly vacate the Leased Property and surrender and return the Leased Property to Lessor upon the Scheduled Termination Date in accordance with the provisions of this Lease, including Section 14.7 hereof. In such event, if Lessor shall subsequently sell the Leased Property to a third party after the Lease Termination Date, Lessor shall retain the full amount of the sales proceeds thereof.

(c) Applicable Definitions. As used in this Section 14, the term “Net Proceeds” means, upon the sale of all of the Leased Property to one or more third parties, the net amount of the cash proceeds actually received from such sale, after deducting from the gross proceeds of such sale (i) all sales taxes and other taxes (excluding any net income or profit taxes on or measured by Lessor’s income) as may be applicable to the sale or transfer of the Leased Property, (ii) all fees, costs and expenses of the Sale Transaction (as hereinafter defined) incurred by Lessor or by Lessee, as Lessor’s agent, unless separately paid or reimbursed by Lessee, and (iii) any other amounts for which, if not paid, Lessor would be liable or which, if not paid, would constitute a Lien on the Leased Property. For purposes of the foregoing, the term “Sale Transaction” means the sale or transfer of the Leased Property in accordance with Section 14.2 hereof. As used in this Section 14, “Limited Lessee Risk Conditions” means, collectively, the following: (A) no Lease Default (other than a Lease Default that would, with the giving of notice or passing of time or both, become a Limiting Event) or Lease Event of Default (other than a Limiting Event) shall have occurred and be continuing hereunder; (B) Lessee has not exercised its purchase options under Sections 14.1 or 17.22 hereof; (C) either (x) a sale to a third party of the Leased Property has been consummated and Lessor has received the Net Proceeds plus payment of Lessee Obligation and any Supplemental Rent then due and owing hereunder with respect to the Leased Property, or (y) a sale to a third party of the Leased Property has not been consummated, Lessee has vacated the Leased Property and surrendered and returned the Leased Property to Lessor in the condition required by Section 14.7 hereof, and Lessor has received, payment of Lessee Obligation and any Supplemental Rent then due and owing hereunder with respect to the Leased Property; (D) this Lease has not been terminated prior to the Scheduled Termination Date (except solely by reason of Lessor’s exercise of remedies solely because of a Limiting Event); and (E) the Leased Property is free and clear of all Liens other than the Lessor Liens.

Section 14.5. Purchase Procedure.

(a) In the event of the purchase of the Leased Property by Lessee pursuant to any provision of this Lease or by a third party pursuant to Section 14.2 hereof, the terms and conditions of this Section 14.5 shall apply.

(b) On the closing date fixed for the purchase of the Leased Property:

(i) The required purchase price (which in the case of a purchase by Lessee will equal the Purchase Amount) shall be paid to Lessor, in lawful money of the United States in immediately available funds, at Lessor’s address hereinabove stated or at any other place in the United States which Lessor may designate;

(ii) Lessor shall execute and deliver to Lessee good and sufficient deeds warranting title only against Lessor Liens and such other instrument or instruments as may be appropriate, which shall transfer the Leased Property including, without limitation, any rights of Lessor against any party through whom Lessor derived its title to the Leased Property subject to (A) any encumbrances existing on the Closing Date, (B) Permitted Liens, (C) all liens, encumbrances, charges, exceptions and restrictions attaching to the Leased Property after the Closing Date (other than Lessor Liens), and (D) Applicable Laws, but in any event, in each case free and clear of all Lessor Liens provided that the Leased Property shall be conveyed “AS IS, WHERE IS” and its then present physical condition;

(iii) All out of pocket costs and charges incident to such transfer, including but not limited to all transfer taxes, recording fees, title insurance premiums, reasonable attorneys fees and federal, state and local taxes (but not including Excluded Taxes) of Lessor will be paid from sale proceeds and deducted in computing Net Proceeds;

(iv) Lessee shall pay to Lessor all Basic Rent and all Supplemental Rent, Breakage Costs, if any, and other sums payable by Lessee under this Lease or under any other Operative Document, due and payable through the date Lessee purchases the Leased Property; and

(v) Except as otherwise provided herein, this Lease shall terminate and be of no further force and effect with respect to the Leased Property following satisfaction of the foregoing and the applicable provisions hereof.

Section 14.6. Essence of the Lease; Interpretation. The provisions of Sections 13.2, 14 and 17.22 are of the essence of this Lease, and time is of the essence for payment and performance of the obligations of Lessee set forth therein.

Section 14.7. Surrender and Return.

(a) Upon the expiration or earlier termination of the Basic Lease Term, and provided that Lessee, if so entitled, has not exercised its option to purchase the Leased Property or renew this Lease pursuant to Section 14.8 hereof or if Lessor shall have elected to require Lessee to return the Leased Property pursuant to Section 14.2(b) or if Lessee shall have elected to return the Leased Property pursuant to Section 14.2(c), then Lessee shall peaceably leave and surrender and return the Leased Property to Lessor (the “Surrender Obligation”) in good condition, ordinary wear and tear excepted, and in compliance with the provisions of this Lease. Lessee shall remove from the Leased Property on or prior to such expiration or earlier termination all property situated thereon which is not the property of Lessor, and the Leased Property shall be broom clean and Lessee shall repair any damage caused by such removal. Property not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Leased Property and disposed of, and Lessee shall pay the reasonable cost of any such removal and disposition and of repairing any damage caused by such removal.

(b) Except for surrender upon the expiration or earlier termination of the Basic Lease Term hereof, no surrender to Lessor of this Lease or of the Leased Property shall be valid or effective unless agreed to and accepted in writing by Lessor.

(c) Without limiting the generality of the foregoing, upon the surrender and return of the Leased Property to Lessor pursuant to this Section 14.7, the Leased Property shall be (i) capable of being immediately utilized by a third-party purchaser or third-party lessee without further inspection, repair, replacement, alterations or improvements, licenses, permits, or approvals, except for any of the foregoing required solely by virtue of the change in ownership (other than to Lessor), use or occupancy of the Leased Property, (ii) in accordance and compliance with all Applicable Laws including, without limitation, any of the foregoing required by virtue of a change in ownership, use or occupancy of the Leased Property other than to Lessee, and (iii) free and clear of any Lien. Until the Leased Property has been surrendered and returned to Lessor in accordance with the provisions of this Section 14.7 and subject to Article XIII hereof, Lessee shall continue to pay Lessor all Basic Rent and Supplemental Rent due hereunder.

(d) After receipt of notice of Lessee’s exercise of the Remarketing Option or the Return Option, Lessor shall cause an environmental assessment of the Leased Property to be performed and dated not later than forty-five (45) days prior to the scheduled date of such surrender and return. Such environmental assessment shall be prepared by an independent environmental consultant selected by Lessor, shall be in form, detail and substance reasonably satisfactory to Lessor, and shall otherwise indicate the environmental condition of the Leased Property to be the same as described in the related Environmental Audit, and if such environmental assessment reveals the need for additional review or testing, then Lessee shall pay for the cost of such report and any additional review and provide all such additional information or environmental assessments as are recommended and, subject to Section 5.1(h) of the Participation Agreement, perform any remediation recommended therein, and provide evidence of compliance with Section 14.7(c)(ii) above to Lessor. If such report does not recommend any additional review as testing, then Lessee shall not be obligated to pay for the report as a cost in addition to the payment required of Lessee by Section 14.4(b).

(e) Lessee acknowledges and agrees that a breach of any of the provisions of this Section 14.7 may result in damages to Lessor that are difficult or impossible to ascertain and that may not be compensable at law. Accordingly, upon application to any court of equity having jurisdiction over the Leased Property or Lessee, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth in this Section 14.7.

(f) Upon the request of Lessor, Lessee shall continue to maintain its insurance policies for the Leased Property, to the extent permitted by such policies, provided that Lessor pays or reimburses Lessee for the pro rata cost thereof.

Section 14.8. Renewal. Subject to the conditions set forth herein, Lessee may, by written notice to Lessor given not later than 150 days and not earlier than twelve (12) months, prior to the Scheduled Termination Date, give notice that Lessee shall renew this Lease subject to the consent of Lessor, which consent may be withheld in its sole discretion, for a term and upon conditions mutually agreeable to Lessee and such parties. No later than the date that is forty five (45) days after the date the request to renew has been delivered to its Lessor, Lessor will notify Lessee whether or not Lessor consents to such renewal request (which consent, may be granted or denied in its sole discretion, and may be conditioned on such conditions precedent as may be specified by such parties). If Lessor fails to respond within such time frame, such failure shall be deemed to be a rejection of such request. If Lessor notifies Lessee that Lessor has consented to such renewal, such renewal shall be effective upon agreement by Lessee and such parties in writing prior to the date upon which such renewal becomes effective of terms and conditions mutually agreeable. A failure of the parties to reach agreement on such renewal 90 days prior to the applicable Scheduled Termination Date shall constitute and be deemed an election by Lessee to purchase the Leased Property pursuant to Section 14.1 hereof.

ARTICLE XV

LESSEE’S EQUIPMENT

After any repossession of the Leased Property (whether or not this Lease has been terminated), Lessee, at its expense and so long as the removal of Lessee’s trade fixtures, personal property and equipment shall not result in a violation of Applicable Law, shall, within a reasonable time after such repossession or within sixty (60) days after Lessee’s receipt of Lessor’s written request (whichever shall first occur), remove all of Lessee’s trade fixtures, personal property and equipment from the Leased Property (to the extent that the same can be readily removed from the Leased Property without causing material damage to the Leased Property); provided, however, that Lessee shall not remove any such fixtures that constitute Leased Property (or that constitute a replacement of Leased Property). Any of Lessee’s trade fixtures, personal property and equipment not so removed by Lessee within such period shall be considered abandoned by Lessee, and title thereto shall without further act vest in Lessor, and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without notice to Lessee and without obligation to account therefor and Lessee will pay Lessor, upon written demand, all reasonable costs and expenses incurred by Lessor in removing, storing or disposing of the same and all costs and expenses incurred by Lessor to repair any damage to the Leased Property caused by such removal. Lessee will immediately repair at its expense all damage to the Leased Property caused by any such removal (unless such removal is effected by Lessor, in which event Lessee shall pay all reasonable costs and expenses incurred by Lessor for such repairs). Lessor shall have no liability in exercising Lessor’s rights under this Article XV, nor shall Lessor be responsible for any loss of or damage to Lessee’s personal property and equipment.

ARTICLE XVI

RIGHT TO PERFORM FOR LESSEE

If a Lease Event of Default results from any failure of Lessee to perform or comply with any of its agreements contained herein, then so long as such Lease Event of Default continues, Lessor may perform or comply with such agreement, and Lessor shall not thereby be deemed to have waived any default caused by such failure, and all expenses of Lessor (including reasonable attorney’s fees and expenses) incurred in connection with such performance or compliance with such agreement, as the case may be, shall be deemed Supplemental Rent, payable by Lessee to Lessor within thirty (30) days after written demand therefor.

ARTICLE XVII

MISCELLANEOUS

Section 17.1. Reports. To the extent required under Applicable Law and to the extent it is reasonably practical for Lessee to do so, Lessee shall prepare and file in timely fashion, or, where such filing is required to be made by Lessor or it is otherwise not reasonably practical for Lessee to make such filing, Lessee shall prepare and deliver to Lessor within a reasonable time prior to the date for filing and Lessor shall file, any material reports with respect to the condition or operation of the Leased Property that shall be required to be filed with any Governmental Authority.

Section 17.2. Binding Effect; Successors and Assigns; Survival. The terms and provisions of this Lease, and the respective rights and obligations hereunder of Lessor and Lessee, shall be binding upon their respective successors, legal representatives and assigns (including, in the case of Lessor, any Person to whom Lessor may transfer the Leased Property or any interest therein in accordance with the provisions of the Operative Documents), and inure to the benefit of their respective permitted successors and assigns.

Section 17.3. Quiet Enjoyment. Lessor covenants that it will not interfere in Lessee’s or any of its permitted sublessees’ quiet enjoyment of the Leased Property in accordance with this Lease during the Basic Lease Term, so long as no Lease Event of Default has occurred and is continuing. Such right of quiet enjoyment is independent of, and shall not affect, Lessor’s rights otherwise to initiate legal action to enforce the obligations of Lessee under this Lease.

Section 17.4. Notices. Unless otherwise specified herein, all notices, offers, acceptances, rejections, consents, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been given as set forth in Section 8.2 of the Participation Agreement. All such notices, offers, acceptances, rejections, consents, requests, demands or other communications shall be addressed as follows or to such other address as any of the parties hereto may designate by written notice:

If to Lessor:

BTMU Capital Leasing & Finance, Inc.

111 Huntington Avenue

Boston, MA 02199

Attn: Vice President – Administration

Phone: 617-573-9000

Fax: 617-345-5153

Email: nmullen@us.mufg.jp and asacco@us.mufg.jp

If to Lessee:

Lennox International Inc.

2140 Lake Park Boulevard

Richardson, TX 75080

Attn: Rick Pelini

Phone: 972-497-5410

Fax: 972-497-6940

Email: rick.pelini@lennoxintl.com

If to any other party to the Transaction, to the address provided in the Participation Agreement.

Section 17.5. Severability. Any provision of this Lease that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and Lessee shall remain liable to perform its obligations hereunder except to the extent of such unenforceability. To the extent permitted by Applicable Law, Lessee hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect .

Section 17.6. Amendment; Complete Agreements. Neither this Lease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by Lessor and Lessee in accordance with the provisions of Section 8.4 of the Participation Agreement. This Lease, together with the other Operative Documents, is intended by the parties as a final expression of the lease financing agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein and therein. No course of prior dealings between the parties or their officers, employees, agents or Affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease or any other Operative Document. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their Affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease or any other Operative Document. No representations, undertakings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth in the Operative Documents.

Section 17.7. Construction. This Lease shall not be construed more strictly against any one party, it being recognized that both of the parties hereto have contributed substantially and materially to the preparation and negotiation of this Lease.

Section 17.8. Headings. The Table of Contents and headings of the various Articles and Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

Section 17.9. Counterparts. Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 17.10. GOVERNING LAW.

(a) THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT AS TO MATTERS RELATING TO THE CREATION OF THE LEASEHOLD ESTATE HEREUNDER, AND THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT THERETO, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE IN WHICH SUCH ESTATE IS LOCATED.

(b) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LEASE OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF LESSEE OR LESSOR SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE OPTION OF LESSOR, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS LEASE AND THE OTHER OPERATIVE DOCUMENTS.

(c) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LEASE OR ANY OTHER OPERATIVE DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OTHER PARTY HERETO. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH SUCH PARTY ENTERING INTO THIS LEASE AND THE OTHER OPERATIVE DOCUMENTS.

Section 17.11. Discharge of Lessee’s Obligations by its Affiliates. Lessor agrees that performance of any of Lessee’s obligations hereunder by one or more of Lessee’s Affiliates or one or more of Lessee’s sublessees of the Leased Property or any part thereof shall constitute performance by Lessee of such obligations to the same extent and with the same effect hereunder as if such obligations were performed by Lessee, but no such performance shall excuse Lessee from any obligation not performed by it or on its behalf under the Operative Documents.

Section 17.12. Liability of Lessor Limited. The liability of each of Lessor and its Affiliates and their respective officers, directors, employees or agents, individually and personally, with respect to the performance of any obligation under this Lease and under the Operative Documents is limited as set forth in Section 8.10 of the Participation Agreement, the provisions of which are hereby incorporated by reference as if fully set forth herein.

Section 17.13. Estoppel Certificates. Lessee agrees that at any time and from time to time during the Basic Lease Term, it will promptly, but in no event later than fifteen (15) days after request by Lessor, execute, acknowledge and deliver to Lessor or to any prospective purchaser (if such prospective purchaser has signed a commitment or letter of intent to purchase the Leased Property or any part thereof), assignee or mortgagee or third party designated by such other party, a certificate stating (a) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (b) the date to which Basic Rent has been paid; (c) whether or not there is any existing default by Lessee in the payment of Basic Rent or any other sum of money hereunder, and whether or not there is any other existing default by either party with respect to which a notice of default has been served, and, if there is any such default, specifying the nature and extent thereof; (d) whether or not, to the knowledge of the signer after due inquiry and investigation, there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate and (e) other items that may be reasonably requested; provided that no such certificate may be requested unless the requesting party has a good faith reason for such request.

Section 17.14. No Joint Venture. Any intention to create a joint venture or partnership relation between Lessor and Lessee is hereby expressly disclaimed.

Section 17.15. No Accord and Satisfaction. The acceptance by Lessor of any sums from Lessee (whether as Basic Rent or otherwise) in amounts which are less than the amounts due and payable by Lessee hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction of any dispute between Lessor and Lessee regarding sums due and payable by Lessee hereunder, unless Lessor specifically deems it as such in writing.

Section 17.16. No Merger. In no event shall the leasehold interests, estates or rights of Lessee hereunder merge with any interests, estates or rights of Lessor in or to the Leased Property, it being understood that such leasehold interests, estates and rights of Lessee hereunder shall be deemed to be separate and distinct from Lessor’s interests, estates and rights in or to the Leased Property, notwithstanding that any such interests, estates or rights shall at any time or times be held by or vested in the same person, corporation or other entity.

Section 17.17. Survival. The obligations of Lessee to be performed under this Lease on or prior to the Termination Date and the obligations of Lessee arising or accruing on or prior to the Termination Date pursuant to Article III, Articles X, XI, XIII, Sections 14.2, 14.3, 14.4, 14.5, 14.7, Articles XV, and XVI, and Sections 17.10, 17.12 and 17.19 shall survive the expiration or termination of this Lease. The extension of any applicable statute of limitations by Lessor, Lessee or any Indemnitee shall not affect such survival.

Section 17.18. Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the original counterpart by the receipt of Lessor.

Section 17.19. Time of Essence. Time is of the essence of this Lease.

Section 17.20. Recordation of Lease. Lessee will, at its expense, cause this Lease or memorandum of lease (if permitted by Applicable Law) to be recorded in the proper office or offices in the State of Texas.

Section 17.21. Investment of Security Funds. Any amounts not payable to Lessee pursuant to any provision of Article VIII, X or XIV or this Section 17.21 solely because a Lease Event of Default shall have occurred and be continuing shall be held by Lessor as security for the obligations of Lessee under this Lease and the Participation Agreement. At such time as no Lease Event of Default shall be continuing, such amounts, net of any amounts previously applied to Lessee’s obligations hereunder or under the Participation Agreement, shall be paid to Lessee. Any such amounts which are held by Lessor pending payment to Lessee shall until paid to Lessee, as provided hereunder be invested by Lessor as directed from time to time in writing by Lessee (provided, however, if a Lease Event of Default has occurred and is continuing it will be directed by Lessor) and at the expense and risk of Lessee, in Permitted Investments. Any gain (including interest received) realized as the result of any such investment (net of any fees, commissions and other expenses, if any, incurred in connection with such investment) shall be applied in the same manner as the principal invested.

Section 17.22. Early Termination Option.

(a) So long as no Lease Default or Lease Event of Default has occurred and is continuing hereunder, at any time during the Basic Lease Term, Lessee may give Lessor an irrevocable written notice (the “Early Termination Notice”) of Lessee’s intention to terminate this Lease and purchase the Leased Property pursuant to this Section 17.22. Such notice shall (i) refer specifically to this Section 17.22, (ii) state that Lessee shall purchase the Leased Property in accordance with the provisions of Section 14.5 hereof by paying to Lessor the Purchase Amount due on the date set forth in clause (iii), and (iii) specify the date for such purchase, which shall be the first Payment Date no less than 30 nor more than 90 days after the date of delivery the Purchase Notice, but in any event shall not be later than the Termination Date. Upon such election, Lessee shall purchase the Leased Property in accordance with the provisions of Section 14.5 hereof on such purchase date at such purchase price.

(b) If Lessee has elected to purchase the Leased Property in accordance with paragraph (a), on the date of purchase, Lessee shall pay in cash or immediately available federal funds, as the purchase price therefor, an amount equal to the Purchase Amount.

(c) Upon payment of the Purchase Amount, this Lease shall terminate and the Leased Property shall be conveyed to Lessee pursuant to Section 14.5 hereof and in accordance with the terms and conditions thereof. If Lessee fails to purchase the Leased Property on the designated purchase date in accordance with the terms hereof, such failure shall immediately constitute a Lease Event of Default hereunder. Time is of the essence with regard to Lessee’s obligations under this Section 17.22.

ARTICLE XVIII

ALLOCATION OF PAYMENTS

Section 18.1. Collection and Application Generally. Promptly after receipt, Lessor shall apply and allocate, in accordance with the terms of this Article XVIII, such amounts received from Lessee and all other payments, receipts and other consideration of any kind whatsoever received by Lessor pursuant to the Participation Agreement or otherwise received by Lessor in connection with the Leased Property, the Participation Agreement or any of the other Operative Documents. Any amounts of Basic Rent received by Lessor shall be applied in accordance with Section 18.2(a). With regard to any other amounts received by Lessor under the Lease or other Operative Documents, Lessor shall apply and allocated such amounts in accordance with Sections 18.2(b), (c), (d) or (e), as applicable.

Section 18.2. Allocation of Payments. Payments and other amounts received by Lessor pursuant to the Lease and the other Operative Documents shall be applied and allocated as follows (subject in all cases to Section 18.3):

(a) Any such payment or amount identified as or deemed to be Basic Rent shall be applied and allocated first, to Lessor, an amount equal to the Yield that is due and payable on the Equity Investment on such date, and, second, if no Lease Default or Lease Event of Default has occurred and is continuing, any excess shall be paid to such Person or Persons as Lessee may designate; provided, that if a Lease Default or Lease Event of Default has occurred and is continuing, such excess (if any) shall instead be held by Lessor and applied in accordance with Section 18.2(c) and 18.2(d), as applicable.

(b) If on any date Lessor shall receive any amount in respect of (i) the purchase of the Leased Property in connection with (A) Lessee’s exercise of the Early Termination Option pursuant to Section 17.22, or its Purchase Option pursuant to Section 14.1; or (B) payment of the Lease Balance and Rent pursuant to Section 10.1(e) or the Purchase Amount pursuant to Section 10.4 in connection with a Significant Casualty, Significant Condemnation or Significant Environmental Event; (ii) any amount payable by Lessee pursuant to Section 14.4, including, payment of the Lessee Obligation, the Lease Balance and the Deficiency; or (iii) sale proceeds relating to a sale of the Leased Property to a third party pursuant to Section 14.2, then in each case, Lessor shall apply and allocate such amount received as follows: (1) if no Lease Event of Default has occurred and is continuing, first, to the payment of the outstanding principal balance of the Equity Investment plus all outstanding Yield; second, to the payment of any other amounts owing to Lessor hereunder or under any of the other Operative Documents, and third, to the extent moneys remain after application and allocation pursuant to clauses first and second above, to Lessor or such other Persons as Lessor may designate (unless all amounts to be applied and allocated have been made following the exercise of the Purchase Option, in which case, so long as no Lease Event of Default has occurred and is continuing, to Lessee or such other Persons as Lessee may designate), and (2) if a Lease Event of Default has occurred and is continuing, pursuant to Section 18.2(c) and 18.2(d) hereof, as applicable.

(c) All proceeds of the sale or other liquidation of the Leased Property (except as otherwise specified in Section 18.2(b)) or any portion thereof, following a Lease Event of Default, whether pursuant to Article XIV of the Lease or the exercise of remedies under the Lease, the other Operative Documents or otherwise, shall be applied and allocated by Lessor, first, to any expenses of enforcement and the reasonable fees and expenses of Lessor following and during the continuance of such Lease Event of Default, including, without limitation, fees and expenses of counsel to Lessor, second, to the Lessor in an amount equal to all accrued and unpaid Yield, third, the outstanding principal balance of the Equity Investment; fourth, to the payment of Breakage Costs, if any, and all other amounts owing to Lessor hereunder and under the other Operative Documents; and fifth, the balance to Lessee or such other Persons as Lessee may designate.

(d) Notwithstanding anything to the contrary herein, all payments received and amounts realized after the occurrence and continuance of a Lease Event of Default not covered by Sections 18.2(a) or 18.2(c) above shall be applied and allocated by Lessor, first, to any expenses of enforcement and the reasonable fees and expenses of Lessor following and during the continuance of such Lease Event of Default, including, without limitation, fees and expenses of counsel to Lessor, second, to the Lessor in an amount equal to all accrued and unpaid Yield, third, the outstanding principal balance of the Equity Investment; fourth, to the payment of Breakage Costs, if any, and all other amounts owing to Lessor hereunder and under the other Operative Documents; and fifth, the balance to Lessee or such other Persons as Lessee may designate.

(e) Any amounts constituting Supplemental Rent shall be paid to the Person entitled to receive such Supplemental Rent pursuant to the Operative Documents.

(f) Any payment received by Lessor for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 18.2 shall be distributed in accordance with Section 18.2(a).

Section 18.3. Identification of Payments. Lessor in its reasonable judgment shall identify the nature of each payment or amount received by it, and apply and allocate each such amount in the manner specified above.

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IN WITNESS WHEREOF, the undersigned have each caused this Amended and Restated Lease Agreement to be duly executed and delivered and attested by their respective officers thereunto duly authorized as of the day and year first above written.

BTMU CAPITAL LEASING & FINANCE, INC., as Lessor

By:	/s/ Gregory B. Register
Name:	Gregory B. Register
Title:	Managing Director

LENNOX INTERNATIONAL INC., as Lessee

By:	/s/ Joe Reitmeier
	Name:	Joe Reitmeier
	Title:	Executive Vice President and Chief Financial Officer